                                    EXHIBIT



                           POUND STERLING 300,000,000


               MULTICURRENCY REVOLVING CREDIT FACILITY AGREEMENT

                                    between

                        MBNA INTERNATIONAL BANK LIMITED
                                  as borrower

                       THE FIRST NATIONAL BANK OF CHICAGO
                                as lead arranger

                     BANK OF AMERICA INTERNATIONAL LIMITED

                                      and

                            DEUTSCHE MORGAN GRENFELL
                                as co-arrangers

                                      and

                       THE FIRST NATIONAL BANK OF CHICAGO
                                    as agent

                                      and

                           THE FINANCIAL INSTITUTIONS
                          referred to herein as Banks

                as amended and restated pursuant to an Amendment
                        Agreement dated 11 October 1996

                                Clifford Chance
                                     London
                                for the Borrower

                                      and

                                 Allen & Overy
                                     London
                                 for the Banks

                                    CONTENTS

CLAUSE                                                                                                              PAGE NO.

                                                       PART 1

                                                   INTERPRETATION
1.      INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                       PART 2

                                                    THE FACILITY

2.      THE FACILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.      PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
4.      CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
5.      NATURE OF BANKS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                       PART 3

                                            UTILISATION OF THE FACILITY

6.      UTILISATION OF THE FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                       PART 4

                                                      INTEREST

7.      INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
8.      MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                       PART 5

                                  REPAYMENT, CANCELLATION PREPAYMENT AND EXTENSION

9.      REPAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
10.     CANCELLATION, PREPAYMENT AND EXTENSION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                       PART 6

                                              CHANGES IN CIRCUMSTANCES

11.     TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
12.     TAX RECEIPTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
13.     INCREASED COSTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
14.     ILLEGALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
15.     MITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                       PART 7

                                  REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT
16.     REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
17.     FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
18.     FINANCIAL CONDITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
19.     COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
20.     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                       PART 8

                                           DEFAULT INTEREST AND INDEMNITY

21.     DEFAULT INTEREST AND INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                       PART 9

                                                      PAYMENTS

22.     CURRENCY OF ACCOUNT AND PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
23.     PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
24.     SET-OFF  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
25.     REDISTRIBUTION OF PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                      PART 10

                                              FEES, COSTS AND EXPENSES

26.     FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
27.     COSTS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

                                                      PART 11

                                                 AGENCY PROVISIONS

28.     THE AGENT, THE ARRANGERS AND THE BANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                      PART 12

                                             ASSIGNMENTS AND TRANSFERS

29.     BENEFIT OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
30.     ASSIGNMENTS AND TRANSFERS BY THE BORROWER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
31.     ASSIGNMENTS AND TRANSFERS BY BANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
32.     DISCLOSURE OF INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                                      PART 13

                                                   MISCELLANEOUS
33.     CALCULATIONS AND EVIDENCE OF DEBT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
34.     REMEDIES AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
35.     AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
36.     PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
37.     NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                                                      PART 14

                                                LAW AND JURISDICTION

38.     LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
39.     JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55


                                           THE SCHEDULES
The First Schedule                :        The Banks
The Second Schedule               :        Form of Transfer Certificate
The Third Schedule                :        Condition Precedent Documents
The Fourth Schedule               :        Notice of Drawdown
The Fifth Schedule                :        Associated Costs Rate
The Sixth Schedule                :        Ecu

THIS AGREEMENT originally dated the twenty-fifth day of October, 1995 and amended and restated as of the Commencement Date referred to in the Amendment Agreement dated 11 October 1996 to which this Agreement is an exhibit, is made


BETWEEN

(1)      MBNA INTERNATIONAL BANK LIMITED (the "BORROWER");

(2)      THE FIRST NATIONAL BANK OF CHICAGO (the "LEAD ARRANGER");

(3) BANK OF AMERICA INTERNATIONAL LIMITED and DEUTSCHE BANK AG LONDON (the "CO-ARRANGERS", together with the Lead Arranger, the "ARRANGERS");

(4)      THE FIRST NATIONAL BANK OF CHICAGO (the "AGENT"); and

(5)      THE FINANCIAL INSTITUTIONS named in the First Schedule (the "BANKS").


NOW IT IS HEREBY AGREED  as follows:

                                    PART 1

                                INTERPRETATION

1.       INTERPRETATION

1.1      In this Agreement:

"ADVANCE" means, save as otherwise provided herein, an advance made or to be made by the Banks hereunder;

"AMENDMENT AGREEMENT" means the amendment agreement pertaining hereto and executed on 11 October 1996;

"ASSOCIATED COSTS RATE" means, in relation to any Advance or unpaid sum denominated in Sterling, the cost (to the extent that any Bank is required to comply with such requirements in relation to the Facility) imputed to any Bank of compliance with the mandatory liquid asset requirements of the Bank of England during the Term of any such Advance or any such unpaid sum, determined in accordance with the Fifth Schedule;

"AVAILABLE COMMITMENT" means, in relation to a Bank at any time and save as otherwise provided herein, its Commitment at such time LESS the aggregate of its portions of the Sterling Amounts of the Advances which are then outstanding and, in the case of a proposed drawdown of the Facility only, so as to take into account:

     (i) any reduction in the Commitment of a Bank which will occur prior to the commencement of, or during, the Term relating to the proposed drawdown;

     (ii) the Sterling Amounts of any Advances which, pursuant to any other drawdown of the Facility, any Banks are then obliged to make on or before the proposed drawdown date relating to such proposed drawdown; and

   (iii) the Sterling Amounts of any Advances which are made by any Bank pursuant hereto and which are due to be repaid on or before the proposed drawdown date relating to such drawdown,

Provided that such amount shall not be less than zero;

"AVAILABLE FACILITY" means, at any time, the aggregate amount of the Available Commitments at such time;

"COMMITTED CURRENCIES" means Belgian Francs, Danish Krone, Dutch Guilders, French Francs, German Marks, Irish Pounds, Italian Lire, Portuguese Escudos, Spanish Pesetas, Sterling, United States Dollars and Ecus,

Provided that on and after the Stage 3 Commencement Date any such currency which is a Stage 3 Participating Currency shall cease to be a Committed Currency whereupon the Euro shall become a Committed Currency;

"COMMITMENT" means, in relation to a Bank at any time and save as otherwise provided herein, the amount set opposite its name in the First Schedule;

"CONTINUING BANK" shall have the meaning ascribed to it in Clause 10.5;

"COVERAGE DATE" means:

     (i) in the event that the Borrower fails to deliver any financial statements required to be delivered pursuant to Clause 17.1(i) or (ii) on or before the date specified for such delivery in such Clause, each day from such specified delivery date to the date on which all such financial statements are actually delivered; and

     (ii) otherwise, any day if the Loss Ratio in respect of the period of two consecutive financial semi-annual periods ending on the last day of the most recent financial semi-annual period in respect of which financial statements have been delivered pursuant to Clause 17.1(i) or (ii) equals or exceeds five per cent. (5%);

"COVERAGE RATIO" means, on any date, the ratio of (i) the amount of Eligible Receivables as of the close of business on a business day not more than five business days prior to such date (adjusted for any subsequent Securitisations within the last five business days), as such date is selected by the Borrower to (ii) the aggregate principal Sterling Amount of all Advances outstanding on such date, after giving effect to any Advances due to be made;

"DEFAULT" means an Event of Default or an event which, with the giving of notice, lapse of time or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default;

"EFFECTIVE DATE" shall have the meaning ascribed to it in Clause 10.5;

"ELIGIBLE RECEIVABLES" means, on any date, the aggregate of:

     (i) any Receivables which are owned by any member of the Group on such date to the extent they are or would be reflected on a consolidated balance sheet of the Borrower, prepared in accordance with accounting principles generally accepted in England and Wales and consistently applied; and

     (ii)        any Transferor's Retained Interests on such date,

in each case, other than any such Receivables or Transferors' Retained Interests which are (a) in accounts (or, in the case of the Transferors' Retained Interests, represent indirect interests in Receivables in accounts) that are treated by the relevant member of the Group as non-accruing or that have balances ninety days or more past due, (b) represent the Financed Portion of Receivables subject to a Securitisation or (c) are otherwise subject to an encumbrance;

"EVENT OF DEFAULT" means any of those events specified in Clause 20.1;

"FACILITY" means the multicurrency revolving credit facility granted to the Borrower in this Agreement;

"FACILITY OFFICE" means, in relation to the Agent or any Bank, the office identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select and notify to the Borrower;

"FINAL MATURITY DATE" means 25 October 2000 (or if such day is not a business day, the immediately succeeding business day), as the same may be extended pursuant to Clause 10.5 hereof;

"FINANCED PORTION" means at any time, with respect to Receivables subject to a Securitisation, an amount of such Receivables equal to the aggregate amount of then outstanding debt or equity instruments or securities (other than any Transferors' Retained Interests) issued in connection with such Securitisation, in each case determined in accordance with accounting principles generally accepted in England and Wales and consistently applied;

"GROUP" means, at any time, the Borrower and its subsidiaries;

"INSTRUCTING GROUP" means,

(i) whilst no Advances are outstanding hereunder, a Bank or group of Banks whose Commitments amount (or, if each Bank's Commitment has been reduced to zero, did immediately before such reduction to zero amount) in aggregate to more than sixty-six and two thirds per cent. of the Total Commitments; and

(ii) whilst at least one Advance is outstanding hereunder, a Bank or group of Banks to whom in aggregate more than sixty-six and two thirds per cent. of the Sterling Amount of the Loan is owed;

"LETTER OF COMFORT" means the letter from the Parent addressed to the Agent (for and on behalf of the Banks) and dated 25 October 1995;

"LETTER OF SUPPORT" means the letter dated 30 June, 1993 from the Parent to the Bank of England in respect of the liabilities of the Borrower;

"LIBOR" means:

A. in relation to any Advance or unpaid sum denominated in a currency (other than Belgian Francs, Danish Krone or Irish Pounds) the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to the nearest four decimal places) of:

     (i) the offered quotations which appear on the appropriate page (being the relevant page set out below or as the same may be replaced from time to time) of the Reuter Monitor Money Rates Service for the display of London Interbank Offered Rates for the currency of the relevant amount and for the specified period at or about 11.00 a.m. on the Quotation Date for such specified period

         CURRENCY                                     REUTERS PAGE
         Dutch Guilder                                FRBG
         French Franc                                 FRBF
         German Mark                                  FRBD
         Italian Lire                                 FRBG
         Portuguese Escudo                            FRBH
         Spanish Peseta                               FRBG
         Sterling                                     FRBD
         United States Dollar                         FRBD
         ECU                                          FRBE; or

     (ii) if the Reuter Monitor Money Rates Service shall cease to be available, the offered quotation which appears on the appropriate page (being the relevant page set out below or as the same may be replaced from time to time) of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in the currency of the relevant amount for the specified period at or about 11.00 a.m. on the Quotation Date for such specified period

         CURRENCY                                     TELERATE PAGE
         Dutch Guilder                                3740
         French Franc                                 3740
         German Mark                                  3750

         Italian Lire                                 3740
         Portuguese Escudo                            3770
         Spanish Peseta                               3740
         Sterling                                     3750
         United States Dollars                        3750
         ECU                                          N/A; or

   (iii) if the Reuter Monitor Money Rates Service shall cease to be available and no quotation appears on the appropriate page of the Telerate screen for the relevant currency for the specified period or if no such display rate is then available for the relevant currency for such specified period, the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in the currency of such amount and for such specified period at or about 11.00 a.m. on the Quotation Date for such specified period;

B. in relation to any Advance or unpaid sum denominated in Danish Krone or Irish Pounds, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to the nearest four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to prime banks in the London Interbank Market deposits in Danish Krone or Irish Pounds for such specified period at or about 11.00 a.m. on the Quotation Date for such specified period; and

C. in relation to any Advance or unpaid sum denominated in Belgian Francs, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to the nearest four decimal places) of the offered quotations which appear on Page BE Fixing of the Reuter Monitor Money Rates Service for the display of London Interbank Offered Rates for the currency of the relevant amount and for the specified period at or about 11.00 a.m. on the Quotation Date for such period Provided that if no such display rate is then available for Belgian Francs for such specified period, the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to the nearest four decimal places) of the rates (as notified to the Agent) at which each of the Reference Banks was offering to banks in the London Interbank Market deposits in Belgian Francs for such specified period at or about 11.00 a.m. on the Quotation Date for such specified period, and, for the purposes of paragraphs A, B and C of this definition, "SPECIFIED PERIOD" means the Term of such Advance or, as the case may be, the relevant period in respect of which LIBOR falls to be determined in relation to such unpaid sum;

"LIQUIDITY FACILITY" means the advances facility provided by the Parent to the Borrower in a minimum amount of pound sterling 150,000,000 or any replacement facility thereof;

"LOAN" means the aggregate principal amount for the time being outstanding hereunder;

"LOSS RATIO" means, in respect of any period of two consecutive financial semi-annual periods of the Borrower, the ratio of (i) the aggregate credit losses net of recoveries and purification of interest and fees with respect to Managed Credit Card Receivables during such period to (ii) the average aggregate amount of Managed Credit Card Receivables;

"MANAGED CREDIT CARD RECEIVABLES" shall have the meaning ascribed to it in Clause 18.2(ii);

"MARGIN" means 0.2% (one fifth of one per cent.) per annum;

"MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, operations or financial condition of the Borrower or the Group as a whole, (ii) the ability of the Borrower to perform its obligations hereunder or
(iii) the rights or remedies of the Banks hereunder;

"MATERIAL SUBSIDIARY" means, at any time, a subsidiary of the Borrower:

     (a) whose net profits (or, in the case of a subsidiary which itself has subsidiaries, consolidated net profits) before taxation and, where appropriate, profits and/losses on sale or termination of operations as shown by the latest audited profit and loss account of that subsidiary is at least 10 per cent. of Group Profit (as defined below) as shown by the latest published audited consolidated profit and loss account of the Borrower and its subsidiaries; or

     (b) whose total assets (or, in the case of a subsidiary which itself has subsidiaries, consolidated total assets) as shown by the latest audited balance sheet of that subsidiary amount in value to at least 10 per cent. of the consolidated total assets of the Borrower and its subsidiaries as shown by the latest published audited consolidated balance sheet of the Group; or

     (c) to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a subsidiary which immediately prior to such transaction or any such transactions was a Material Subsidiary; or

     (d) to which has been transferred assets or an undertaking which, taken together with the assets of the transferee subsidiary, amount in value to at least 10 per cent. of the consolidated assets of the Group as shown by the latest published audited consolidated balance sheet of the Group,

Provided however that:

     (i) a subsidiary which has become a Material Subsidiary pursuant to the provisions of section (c) or (d) of the definition shall cease to be a Material Subsidiary after whichever is the later of the first date of publication of the first audited consolidated profit and loss account and consolidated balance sheet of the Group prepared as of a date after such subsidiary became a Material Subsidiary and the date of the report of the auditors of that subsidiary on or relating to the first audited profit and loss account and balance sheet of such subsidiary prepared as of a date after such subsidiary became a Material Subsidiary unless it remains to be treated as a Material Subsidiary pursuant to the provisions of section (a) or (b) of this definition;

     (ii) each of the audited consolidated profit and loss accounts and consolidated balance sheets of the Group shall be adjusted in such manner as the auditors of the Borrower think fair and appropriate to take account of the subsidiaries acquired or disposed of after the date to or at which such profit and loss account or balance sheet is made up and of subsidiaries excluded from consolidation therein;

   (iii) references herein to the audited consolidated profit and loss account and consolidated balance sheet of a subsidiary which has subsidiaries shall be construed as references to the audited consolidated profit and loss account and consolidated balance sheet of such subsidiary and its subsidiaries, if such are required to be produced and audited or, if no such profit and loss account or balance sheet are required to be produced and audited, pro forma consolidated profit and loss account and consolidated balance sheet prepared for the purposes of the report by the auditors of the Borrower referred to below; and

     (iv) the said net profit or consolidated profit and the said total assets or consolidated total assets of any subsidiary shall, if expressed in a currency other than Sterling, be translated into Sterling for the purpose of this definition at the rates of exchange used for the purposes of the preparation of the published audited profit and loss account or balance sheet of the Group or such other rates as the auditors of the Borrower may consider appropriate.

A report by the auditors of the Borrower that in their opinion a subsidiary is or is not or was or was not at any particular time or during any particular period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all concerned and for the purpose of this definition "GROUP PROFIT" shall mean the consolidated net profit before taxation (and, where appropriate, profits and/or losses on sale or termination of operations) of the Group, taking credit for any profits of, and deducting any loss, of any corporation which is not a subsidiary to the extent that the same is attributable to the Borrower and is included in the audited consolidated profit and loss account of the Group, without making any deduction in respect of minority interests held by any person who is not a member of the Group;

"NOTICE OF DRAWDOWN" means a notice substantially in the form set out in the Fourth Schedule;

"OPTIONAL CURRENCY" means any currency (other than Sterling and any Committed Currency) which is freely transferable and freely convertible into Sterling;

"ORIGINAL CONSOLIDATED FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Borrower for its financial year ended 31 December 1995;

"ORIGINAL STERLING AMOUNT" means, in relation to an Advance, the amount thereof requested in the Notice of Drawdown relating thereto (as the same may be reduced pursuant to Clause 6.5) or, if such Advance is not denominated in Sterling, the equivalent of such amount (as the same may be so reduced) in Sterling, calculated as at the date of such Notice of Drawdown;

"PARENT" means MBNA America Bank, N.A.;

"PROPORTION" means, in relation to a Bank:

     (i) whilst no Advances are outstanding hereunder, the proportion borne by its Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its

                 Commitment to the Total Commitments immediately prior to their reduction to zero); or

     (ii) whilst at least one Advance is outstanding hereunder, the proportion borne by its share of the Sterling Amount of the Loan to the Sterling Amount of the Loan;

"QUALIFYING BANK" means any person who is a bank for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 (a "SECTION 349 BANK") and, with respect to any interest payable to such person hereunder, such person is within the charge to United Kingdom corporation tax as respects such interest at the time when such interest is paid;

"QUOTATION DATE" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if for any such period quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates;

"RECEIVABLES" means any credit card or other loan receivables which have arisen in the ordinary course of business of any member of the Group (including, without limitation, through the purchase of any body corporate or any loan assets);

"REFERENCE BANKS" means:

         (i) in respect of Belgian Francs, the principal London offices of Kredietbank N.V., Deutsche Bank AG, Banque Bruxelles Lambert, Generale Bank and Morgan Guaranty Trust Company of New York;

         (ii) in respect of Danish Krone, the principal London offices of Den Danske Bank Aktieselskab, Deutsche Bank AG, The First National Bank of Chicago, Jyske Bank and Unibank;

         (iii) in respect of Irish Pounds, the principal London offices of Allied Irish Bank plc, Bank of Ireland, Barclays Bank PLC, Deutsche Bank AG and The First National Bank of Chicago; and

         (iv) in respect of all other currencies, the principal London offices of Bank of America National Trust and Savings Association, Barclays Bank PLC, Deutsche Bank AG London, The First National Bank of Chicago and Lloyds Bank Plc;

or, in any such case, such other bank or banks as may from time to time be agreed between the Borrower and an Instructing Group;

"REPAYMENT DATE" means, in relation to any Advance, the last day of the Term thereof;

"SECURITISATION" means the transfer or pledge of assets or interests in assets to a trust, partnership, corporation or other entity, which transfer or pledge is funded by such entity in whole or in part by the issuance of instruments or securities that are paid principally from the cashflow derived from such assets or interests in assets;

"SELECTED CURRENCY" is defined in Clause 22.2;

"STAGE 3 COMMENCEMENT DATE" means the date set by the European Council for the commencement of Stage 3 of the European Monetary Union as referred to in The Treaty on European Union of 7 February 1992;

"STAGE 3 PARTICIPATING CURRENCY" means those currencies of the member states of the European Community which participate in Stage 3 of the European Monetary Union as referred to in The Treaty on European Union of 7 February 1992 and shall include the Ecu;

"STERLING AMOUNT" means:

         (a) in relation to any Advance, its Original Sterling Amount as reduced by the proportion (if any) of such Advance which has been repaid; and

         (b) in relation to the Loan, the aggregate of the Sterling Amounts of the outstanding Advances;

"TERM" means, save as otherwise provided herein, in relation to any Advance, the period for which such Advance is borrowed as specified in the Notice of Drawdown relating thereto which, in the case of an Advance to be denominated in a Stage 3 Participating Currency which is to be made prior to the Stage 3 Commencement Date, shall not extend beyond the Stage 3 Commencement Date;

"TOTAL COMMITMENTS" means, at any time, the aggregate of the Banks'
Commitments;

"TRANSFER CERTIFICATE" means a certificate substantially in the form set out in the Second Schedule signed by a Bank, a Transferee and the Agent whereby:

     (i) such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights and obligations hereunder upon and subject to the terms and conditions set out in Clause 31; and

     (ii) such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as is contemplated in Clause 31.3;

"TRANSFER DATE" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate;

"TRANSFEREE" means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank's rights and obligations hereunder;

"TRANSFERORS' RETAINED INTERESTS" means any beneficial debt or equity interest held by any member of the Group in any trust, partnership, corporation or other entity to which Receivables of any member of the Group have been transferred in a Securitisation and, for the purposes hereof, the amount of the Transferors' Retained Interests at any date shall be the amount that would be reflected on a consolidated balance sheet of the Group at such date prepared in accordance with accounting principles generally accepted in England and Wales and consistently applied together with any amount which would be so reflected but for any financing relating thereto which does not transfer any ownership therein; and


"TREATY" means the European Community Treaty being the treaty establishing the European Community dated 1957, as amended by subsequent treaties, in particular as amended by the Treaty on European Union and as may, from time to time, be further amended or supplemented.

1.2      Any reference in this Agreement to:

the "AGENT" "ARRANGERS" or any "BANK" shall be construed so as to include its and any subsequent successors, Transferees and assigns in accordance with their respective interests;

a "BUSINESS DAY" shall be construed as a reference to a day (other than a Saturday or Sunday) on which (i) banks are generally open for business in London and (ii) if such reference relates to a date for the payment or purchase of any sum denominated in:

(a) an Optional Currency or a Committed Currency (other than Ecu or Euro), banks generally are open for business in the principal financial centre of the country of such Optional Currency or Committed Currency;

(b) Ecu, (1) the Ecu Clearing and Settlement System operated by the Ecu Banking Association (or, if such clearing system ceases to be operative, such other clearing system (if any) reasonably determined by the Agent to be a successor hereto) is open for business and (2) banks generally are open for business in the financial centre then relevant for the purposes of paragraph (ii) of Clause 23.1; and

(c) Euro, (1) the clearing and settlement system generally used for the purposes of clearing and settlement of Euro for transactions of the type contemplated herein as reasonably determined by the Agent is open for business and (2) banks are generally open for business in the financial centre then relevant for the purposes of paragraph (ii) of Clause 23.1;

a "CURRENCY" includes the Ecu and, for the avoidance of doubt, on and after the Stage 3 Commencement Date, the Euro;

a "CLAUSE" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

an "ENCUMBRANCE" shall be construed as a reference to a mortgage, charge, pledge, lien, assignment by way of security, retention of title or other security interest;

"EQUITY SHARE CAPITAL" has the meaning ascribed to it in s744 of the Companies Act 1985;

the "EQUIVALENT" on any given date in one currency (the "FIRST CURRENCY") of an amount denominated in another currency (the "SECOND CURRENCY") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 9.15 a.m. on such date for the purchase of the first currency with the second currency;

"HOLDING COMPANY" of a person shall be construed as a reference to any person of which the first-mentioned person is a subsidiary;

"INDEBTEDNESS" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"INDEBTEDNESS FOR BORROWED MONEY" shall be construed as a reference to any indebtedness of any person for or in respect of:

               (i) all indebtedness for money borrowed by such person or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices);

              (ii) any other indebtedness for money borrowed by such person which is evidenced by a note, bond, debenture or similar instrument;

             (iii) all obligations of such person in respect of acceptances issued or created for the account of such person;

              (iv) all liabilities secured by any encumbrance on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof; and

               (v) contingent obligations of such person in respect of indebtedness of others of a type specified in any of
                          (i) to (iv) above (other than any undrawn lines of credit or undrawn credit commitments to any persons),

provided that indebtedness for borrowed money shall not include with respect to any such person which is a bank:

               (a) indebtedness for borrowed money in respect of retail deposits held by such person;

               (b) indebtedness for borrowed money in respect of agreements in the ordinary course of business to purchase or repurchase securities or loans; and

               (c) contingent liabilities incurred in the ordinary course of banking business (including banker's acceptances, trade acceptances, letters of credit and finance acceptances), and provided further that each of the foregoing items in this definition shall be deemed to constitute indebtedness for borrowed money only to the extent it would be (or in the case of contingent obligations, the indebtedness for borrowed money of the primary obligor would be) required to be reflected as a liability by generally accepted accounting principles in England and Wales;

a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day Provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "MONTHS" shall be construed accordingly);

a "PART" shall, subject to any contrary indication, be construed as a reference to a part hereof;

a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

a "SCHEDULE" shall, subject to any contrary indication, be construed as a reference to a schedule hereto;

a "SUBSIDIARY" of a company or corporation shall be construed as a reference to any company or corporation:

     (i) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

    (ii) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

   (iii) which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

"TAX" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"VALUE" in relation to the definitions of "Ecu" and/or "ECU" shall have the same meaning as in articles 109 g and 109 l(4) of the Treaty;

"VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time; and

the "WINDING-UP", "DISSOLUTION" or "ADMINISTRATION" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including proceedings relating to liquidation, winding-up, reorganisation, dissolution, administration, arrangement or adjustment of debts or protection or relief of debtors.

1.3 "POUND STERLING" and "STERLING" denote the lawful currency of the United Kingdom, "BELGIAN FRANC" denotes the lawful currency of Belgium, "DANISH KRONE" denotes the lawful currency of the Kingdom of Denmark, "DUTCH GUILDER" denotes the lawful currency of the Kingdom of the Netherlands, "ECU" denotes a unit of account identical in value to the ECU (or European Currency Unit) and "ECU" denotes the unit of account for the time being used in the European Community and described in the Sixth Schedule (ECU), "EURO" denotes on and after the Stage 3 Commencement Date, the unit of account from time to time of the European Communities, "FRENCH FRANC" denotes the lawful currency of the Republic of France, "GERMAN MARK" denotes the lawful currency of the Federal Republic of Germany, "IRISH POUND" denotes the lawful currency of the Republic of Ireland, "ITALIAN LIRE" denotes the lawful currency of the Republic of Italy, "PORTUGUESE ESCUDO" denotes the lawful currency of the Republic of Portugal, "SPANISH PESETA" denotes the lawful currency of the Kingdom of Spain and "UNITED STATES DOLLAR" denotes the lawful currency of the United States of America.

1.4 Save where the contrary is indicated, any reference in this Agreement to:

                (i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

               (ii) a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted; and

              (iii) a time of day shall be construed as a reference to London time.

1.5      Clause, Part and Schedule headings are for ease of reference only.

                                    PART 2

                                 THE FACILITY

2.       THE FACILITY

The Banks grant to the Borrower, upon the terms and subject to the conditions hereof, a multicurrency revolving credit facility in an aggregate amount of pound sterling 300,000,000 or its equivalent from time to time in Committed Currencies and/or Optional Currencies.

3.       PURPOSE

3.1      The Facility is intended for general corporate purposes.

3.2 Neither the Agent, the Arrangers and the Banks nor any of them shall be obliged to concern themselves with the application of amounts raised by the Borrower hereunder.

4.       CONDITIONS PRECEDENT

Save as the Banks may otherwise agree, the Borrower may not deliver any Notice of Drawdown hereunder unless the Agent has confirmed to the Borrower and the Banks that it has received all of the documents listed in the Third Schedule and that each is, in form and substance, satisfactory to the Agent. The Agent undertakes to give such confirmation promptly upon its having received all such documents and found them to be satisfactory.

5.       NATURE OF BANKS' OBLIGATIONS

5.1      The obligations of each Bank hereunder are several.

5.2 The failure by a Bank to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

                                    PART 3

                         UTILISATION OF THE FACILITY

6.       UTILISATION OF THE FACILITY

6.1 Save as otherwise provided herein, an Advance will be made by the Banks to the Borrower if:

                (i) not more than ten business days nor later than 10.00 a.m. on the first business day (in the case of an Advance to be made in Sterling) or later than 10.00 a.m. on the third business day (in the case of an Advance to be made in another Committed Currency or in an Optional Currency) before the proposed date for the making of such Advance, the Agent has received from the Borrower a Notice of Drawdown therefor, receipt of which shall oblige the Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained herein;

               (ii) the proposed date for the making of such Advance is a business day falling one month or more before the Final Maturity Date;

              (iii) the relevant Notice of Drawdown states the currency of denomination of the Advance requested, which shall be a Committed Currency or an Optional Currency, provided that, if the Borrower selects an Optional Currency, the Borrower may also select a Committed Currency which is to apply if its selection of such Optional Currency becomes ineffective pursuant to Clause 6.2;

               (iv) upon the making of such Advance there will be no more than fifteen Advances then outstanding hereunder and the Loan will not be denominated in more than five Optional Currencies;

                (v) the proposed amount of such Advance is (a) a minimum amount of pound sterling 5,000,000 and an integral multiple of pound sterling 1,000,000 or (b) equal to the amount of the Available Facility (or, in either case, if the Advance is to be denominated in another Committed Currency or an Optional Currency, such comparable amount thereof as the Agent may from time to time specify following discussions with the Borrower);

               (vi)       the proposed Term of such Advance is a period of:

                          (a)     one, two, three, six or nine months,

                          (b) (in the case of a Term relating to an Advance denominated in a Stage 3 Participating Currency which would otherwise extend beyond the Stage 3 Commencement Date) such duration that it shall end on such date, or

                          (c) such other period as may be agreed between the Borrower and the Agent (acting on the instructions of the Banks), which in the case of (a) and (b) above ends initially on a day which is or precedes the Existing Maturity Date and thereafter on a day which is or precedes the Requested Maturity Date (as both these terms are defined in Clause 10.5);

              (vii)       either:

                          (a) no Default is outstanding or would result from the making of the Advance; and

                          (b) the representations set out in Clauses 16.1 and 16.2 are true on and as of the proposed date for the making of such Advance,

                          or the Banks agree (notwithstanding any matter mentioned at (b) above or that an Event of Default is outstanding or would result from the making of the Advance) to the making of such Advance.

6.2 If the Borrower requests that an Advance be denominated in an Optional Currency but:

     (i) no later than 12.00 noon on the third business day preceding the first day of the Term of such Advance, any Bank notifies the Agent that it does not agree to such request; or

     (ii) no later than 11.00 a.m. on the Quotation Date for such Advance, the Agent notifies the Borrower and the Banks that the Agent is of the opinion that it is not feasible for such Advance to be denominated in such Optional Currency, then, unless the Borrower and the Banks otherwise agree, such Advance shall not be made unless the Borrower specified in the Notice of Drawdown in respect of such Advance that in such event such Advance should be denominated in a Committed Currency in which case such Advance shall be made in such Committed Currency in an amount equal to the Original Sterling Amount relating to such Notice of Drawdown.

6.3 If the date on which a Notice of Drawdown is delivered pursuant to Clause 6.1 is a Coverage Date, the Coverage Ratio on such date shall equal or exceed one hundred and fifteen per cent. (115%) and the Borrower shall deliver to the Agent together with such Notice of Drawdown a certificate, dated the same date as the Notice of Drawdown, setting out, in reasonable detail, a computation of such Coverage Ratio.

6.4 Each Bank will participate through its Facility Office in each Advance made pursuant to Clause 6.1 in the proportion borne by its Available Commitment to the Available Facility immediately prior to the making of that Advance.

6.5 If a Bank's Commitment is reduced in accordance with the terms hereof (other than pursuant to

Clause 31) after the Agent has received the Notice of Drawdown for an Advance, then both the Original Sterling Amount and the actual amount of that Advance shall be reduced accordingly.

                                    PART 4

                                   INTEREST

7.       INTEREST

7.1 Subject to Clause 7.3 hereof, on the Repayment Date relating to each Advance the Borrower shall pay accrued interest on that Advance.

7.2 The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum which is the sum of the Margin, the Associated Costs Rate (in the case of Advances denominated in Sterling) in respect thereof at such time (if applicable) and LIBOR on the Quotation Date therefor.

7.3 If an Advance is made for a Term exceeding six months, the Borrower shall pay interest accrued on that Advance on the date which is six months following the date such Advance is made in respect of the period of the Term elapsed and shall pay interest accrued in respect of the remaining period of the Term terminating on the Repayment Date relating to such Advance on such Repayment Date.

8.       MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

8.1      If, in relation to any Advance:

         (i) the Agent informs the Borrower that at or about 11.00 a.m. on the Quotation Date for such Advance, neither the Reuter Monitor Money Rates Service nor the Telerate Screen Service quotation was available and none or only one of the Reference Banks was offering to prime banks in the London Interbank Market (or in respect of Belgian Francs, the Brussels Interbank Market) deposits in the currency in which such Advance is to be denominated for the proposed Term of such Advance; or

         (ii) before the close of business on the Quotation Date for such Advance, the Agent has been notified by a Bank or each of a group of Banks to whom in aggregate fifty per cent. or more of the Advance to be made would be owed, that the rate at which deposits in the currency in which such Advance is to be denominated for the proposed Term of such Advance were being offered in the London Interbank Market (or in respect of Belgian Francs, the Brussels Interbank Market) does not accurately reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of Clause 7:

         (a) the Agent shall notify the other parties hereto of such event;

         (b) the Borrower shall promptly notify the Agent whether or not it would like such Advance to be made;

         (c) the Agent and the Borrower shall enter into negotiations forthwith with a view to agreeing a substitute basis for determining the rates of interest which may be applicable to Advances in the future Provided that such negotiations shall not continue for a period exceeding thirty days from the date when the Agent gave the notification in (a) above; and

         (d) the duration of the Term of any Advance which proceeds on the basis of a rate agreed pursuant to (c) above shall be, at the Borrower's option, for any period not exceeding one month.

Any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto Provided that the Agent may not agree any such substitute basis without the prior consent of each Bank.

8.2 If no substitute basis is agreed pursuant to Clause 8.1 in respect of an Advance affected by Clause 8.1 before the end of the Term of such Advance, each Bank's portion of any such Advance shall bear interest during its Term at the rate per annum determined by the Agent to be the sum of the Margin and Associated Costs Rate in respect thereof at such time (if applicable) and the cost to such Bank (as certified by it to the Agent with a copy to the Borrower and expressed as a rate per annum) of funding such portion of such Advance from whatever source it may reasonably select.

                                    PART 5

               REPAYMENT, CANCELLATION PREPAYMENT AND EXTENSION

9.       REPAYMENT

9.1 The Borrower shall repay each Advance made to it in full on the Repayment Date relating thereto.

9.2 The Borrower shall not repay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided herein but, subject to the terms and conditions hereof, shall be entitled to re-borrow any amount repaid.

10.      CANCELLATION, PREPAYMENT AND EXTENSION

10.1 The Borrower may, by giving to the Agent not less than thirty days' prior notice to that effect, cancel the whole or any part (being a minimum amount of pound sterling 5,000,000 and an integral multiple of pound sterling 5,000,000) of the Available Facility. Any such cancellation shall reduce the Commitment of each Bank rateably.

10.2     Any notice of cancellation given by the Borrower pursuant to Clause
10.1 shall be irrevocable and shall specify the date upon which such cancellation is to be made and the amount of such cancellation.

10.3 If the Borrower becomes obliged to pay any tax or other amount for the account of any Bank under Clause 11.1 or if any Bank claims indemnification from the Borrower under Clause 11.2 or Clause 13.1, the Borrower may, within thirty days thereafter and by not less than five days' prior notice to the Agent (which notice shall be irrevocable), either:

                (i) cancel such Bank's Commitment whereupon such Bank shall cease to be obliged or entitled to participate in further Advances and its Commitment shall be reduced to zero; or

               (ii) in consideration for payment of the amount of its participation in the Loan and any accrued interest thereon, require such Bank (at the Borrower's expense) to transfer forthwith its rights, benefits and/or obligations hereunder in accordance with Clause 31.3 to such one or more other banks or financial institutions as the Borrower, with the prior approval of the Agent (such approval not to be unreasonably withheld), may have nominated as a Transferee.

10.4 The Borrower may, by giving to the Agent not less than five business days' prior notice to that effect, prepay in the currency of such Advance the whole or any part (the Sterling Amount of which being a minimum amount of pound sterling 5,000,000 and an integral multiple of pound sterling 1,000,000 or in the case of an Advance denominated in another Committed Currency or an Optional Currency, such comparable amount thereof as may be agreed between the Agent and the Borrower) of any Advance on any business day. Any such repayment must be accompanied by accrued interest and any amount payable as a result of the provisions of Clause 21.4 and shall satisfy the Borrower's obligations under Clause 9.1 pro tanto.

10.5     (i)       The Borrower may request, in a notice given as herein
provided to the Agent during the sixty day period commencing on the date that is two years prior to the initial Final Maturity Date (the "EXISTING MATURITY DATE"), that the Final Maturity Date be extended, which notice shall specify a date (which shall be not fewer than sixty and not more than ninety days after the date of such notice) as of which the requested extension is to be effective (the "EFFECTIVE DATE"), and the new Final Maturity Date (which shall be two years after the Existing Maturity Date) to be in effect following such extension (the "REQUESTED MATURITY DATE"). Each Bank, acting in its sole discretion, shall, not later than a date which is thirty days prior to the Effective Date, notify the Borrower and the Agent of its election to extend or not to extend the Existing Maturity Date with respect to its Commitment. Any Bank which shall not, during such period, notify the Borrower and the Agent of its election to extend the Existing Maturity Date shall be deemed to have elected not to extend the Existing Maturity Date with respect to its Commitment (any Bank which shall, during such period, notify the Borrower and the Agent of an election not to extend its Commitment and any Bank so deemed to have elected not to extend its Commitment being referred to as a "TERMINATING BANK"). The election of any Bank to agree to such extension shall not obligate any other Bank to agree.

         (ii) If Banks holding Commitments that aggregate to at least sixty-six and two thirds per cent. of the aggregate amount of the Commitments on the Effective Date (including Commitments of all Terminating Banks on such date) shall have agreed to extend the Existing Maturity Date, then, effective as of the Effective Date, (a) the Commitments of the Banks other than Terminating Banks (the "CONTINUING BANKS") shall, subject to the other provisions of this Agreement, be extended to the Requested Maturity Date specified in the notice from the Borrower, and also to such Banks the term "Final Maturity Date", as used herein, shall from the Effective Date mean such Requested Maturity Date, provided that if such date is not a business day, then such Requested Maturity Date shall be the next preceding business day and (b) the Commitments of the Terminating Banks shall continue until the Existing Maturity Date, and shall then terminate, and as to the Terminating Banks, the term "Final Maturity Date", as used herein, shall continue to mean such Existing Maturity Date; Provided that notwithstanding the foregoing, the extension of the Existing Maturity Date shall not be effective with respect to any Bank unless:

                   (A) no Default shall have occurred and be continuing on each of the date of the notice requesting such extension or on the Effective Date; and

                   (B) each of the representations and warranties set forth in Clauses 16 shall be true and correct in all material respects on and as of each of the date of the notice requesting such extension and the Effective Date with the same effect as though made on and as of each date, except to the extent such representations and warranties expressly relate to an earlier date.

10.6 In the event that the Final Maturity Date shall have been extended for the Continuing Banks in accordance with Clause 10.5 and, in connection with such extension, there are Terminating Banks, the Borrower may, at its own expense, require any Terminating Bank to transfer in whole or in part, without recourse (in accordance with Clause 31) all or part of its interests, rights and obligations under this

Agreement to a Transferee (which Transferee may be another Bank, if another Bank accepts such transfer) that shall assume such transferred obligations and that shall agree that its Commitment will expire on the Final Maturity Date in effect for Continuing Banks pursuant to Clause 10.5; Provided that (i) the Borrower shall have received written consent of the Agent in the case of a Transferee that is not a Bank, which consent shall not be unreasonably withheld, and (ii) the assigning Bank shall have received from such Transferee full payment in immediately available funds of the principal of and interest accrued to the date of such payment on its participations in Advances made by it hereunder to the extent that such participations are subject to such transfer and all other amounts owed to it hereunder. Any such Transferee's initial Final Maturity Date shall be the Final Maturity Date in effect at the time of such transfer for the Continuing Banks. The Borrower shall not have any right to require a Bank to assign any part of its interests, rights and obligations under this Agreement pursuant to this Clause 10.6 unless it has notified such Bank of its intention to require the transfer thereof at least ten days prior to the proposed transfer date.

                                    PART 6

                           CHANGES IN CIRCUMSTANCES

11.      TAXES

11.1 All payments to be made by the Borrower to any person hereunder shall be made free and clear of and without deduction or withholding for or on account of tax unless the Borrower is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

11.2 Without prejudice to the provisions of Clause 11.1, if any person or the Agent on its behalf is required to make any payment on account of tax (not being a tax imposed on its net income or any part of its net income) on or in relation to any sum received or receivable hereunder by such person or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 11) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such person or the Agent on its behalf, the Borrower shall, within three business days of the demand of the Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

11.3 A Bank intending to make a claim pursuant to Clause 11.2, shall within thirty days after becoming aware of the circumstances giving rise to such claim, notify the Agent that it intends to submit a claim pursuant to Clause
11.2 (whereupon the Agent shall promptly notify the Borrower thereof) and within sixty days of such notification to the Agent it shall deliver to the Agent a certificate setting out in reasonable detail the basis of such claim (whereupon the Agent shall promptly deliver to the Borrower a copy of such certificate) Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs. In the event that a Bank fails to notify the Agent and submit a claim in accordance with the provisions of this Clause 11.3, then no compensation shall be payable under Clause 11.2 in respect of any period prior to such Bank's delivery of the certificate as aforesaid.

11.4 The Borrower shall not be obliged to make any payment under this Clause in respect of any deduction or withholding or payment of tax which would not have been required to be deducted, withheld or paid if the relevant Bank had been, at the date on which such deduction, withholding or payment was required to be made, a Qualifying Bank and had taken all interest received by it under this Agreement from the Borrower in respect of any Advance into account as a trading receipt of its banking business, unless such Bank has ceased to be a Qualifying Bank as a result of the introduction of or any change in (or in the interpretation or application of) any relevant law or practice of the applicable taxing authorities which occurs after, and is not publicly known to be contemplated at, the date of this Agreement. Save to the extent that the Borrower and any Bank agree otherwise, each Bank represents to the Borrower that it is a Qualifying Bank, and shall notify the Borrower if at any time it is not, or will cease to be, a

Qualifying Bank as soon as reasonably practicable upon becoming aware of such event.

11.5 If the Borrower makes a payment under this Clause for account of a Bank and such Bank determines that it has received or been granted a credit against or relief or remission for or repayment of tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Bank shall, to the extent that it can do so without prejudice to the retention of such credit, relief, remission or repayment and provided that no Event of Default or other failure to pay an amount due hereunder shall have occurred and then be continuing, pay to the Borrower such amount as such Bank shall have determined is attributable to such deduction or withholding. Any payment by a Bank under this Clause 11.5 shall be prima facie evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of the relevant deduction or withholding. Nothing herein contained shall interfere with any Bank's rights to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Bank shall not be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Bank be obliged to disclose any information relating to its tax affairs or any of its tax computations.

12.      TAX RECEIPTS

12.1 If, at any time, the Borrower becomes aware that it is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter the Borrower becomes aware of any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower shall promptly notify the Agent.

12.2 If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent for each Bank, within thirty days after it has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment.

13.      INCREASED COSTS

13.1     If, by reason of:

         (i) any change in law or in its interpretation or administration; and/or

         (ii) compliance with any request from or requirement (with which type of request or requirement it is customary for financial institutions to comply) of any central bank (other than the requirements of the Bank of England reflected in the Associated Costs Rate) or other fiscal, monetary or other authority (including, without limitation, a request or requirement which affects the manner in which a Bank or a holding company of such Bank is required to or does maintain capital resources having regard to such

                   Bank's obligations hereunder and to amounts owing to it hereunder but excluding any changes arising as a result of the implementation of the 1988 Basle Convergence Agreement on capital standards relating to capital adequacy and weightings as in force at the date of this Agreement); and/or

         (iii) the Borrower ceasing to be an authorised institution under the Banking Act 1987 resulting in any cost being incurred or reduction in the rate of return arising in the circumstances referred to in sub-paragraphs (a) and/or (b) below, then where:

         (a) a Bank or a holding company of such Bank incurs a cost as a result of such Bank's having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining a commitment under this Agreement and/or making one or more Advances hereunder;

         (b) a Bank or a holding company of such Bank is unable to obtain the rate of return on its overall capital, by any amount deemed by such Bank to be material, which it would have been able to obtain but for such Bank's having entered into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement;

         (c) there is any increase in the cost to a Bank or a holding company of such Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances made or to be made by such Bank hereunder; or

         (d) a Bank or a holding company of such Bank becomes liable to make any payment on account of tax or otherwise (not being a tax imposed on the net income or any part of its net income) on or calculated by reference to the amount of the Advances made or to be made by such Bank hereunder and/or to any sum received or receivable by it hereunder, the Borrower shall, from time to time within three business days of the demand of the Agent, promptly pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank or a holding company of such Bank against, as the case may be, (1) such cost, (2) such reduction in such rate of return (or such proportion of such reduction as is, in the reasonable opinion of that Bank, attributable to its obligations hereunder), (3) such increased cost (or such proportion of such increased cost as is, in the reasonable opinion of that Bank, attributable to its funding or maintaining advances hereunder) or (4) (to the extent that the Bank is not compensated therefor pursuant to the provisions of Clause 11 or would have been so compensated but for Clause 11.4) such liability Provided always that in the event that the Borrower is notified pursuant to Clause 13.2 more than fourteen days after the relevant Bank becomes aware of the circumstances giving rise to such claim, no compensation shall be payable under this Clause 13 in respect of any period before the Borrower was notified as aforesaid.

13.2 A Bank intending to make a claim pursuant to Clause 13.1 shall promptly after becoming aware of the circumstances giving rise to such claim, deliver to the Agent a certificate setting out in reasonable detail the basis of such claim, whereupon the Agent shall promptly notify the Borrower thereof and deliver to the Borrower a copy of such certificate Provided that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its affairs.

13.3 Notwithstanding the foregoing provisions of Clause 13, no Bank shall be entitled to make a claim under this Clause 13 unless the circumstances giving rise to such claim are capable of application to a class of banks and not solely to such Bank as is entitled to make the claim.

14.      ILLEGALITY

If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or any of the Advances made or to be made by it hereunder, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Agent a certificate to that effect and:

                (i) such Bank shall not thereafter be obliged to make Advances hereunder and the amount of its Commitment shall be immediately reduced to zero; and

               (ii) if the Agent on behalf of such Bank so requires, the Borrower shall on such date as the Agent shall have specified (being the latest date by which the relevant law requires that the same be repaid or, if earlier, on the last day of the then current Term relating thereto) repay such Bank's share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder.

15.      MITIGATION

15.1 If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

                (i) the reduction of its Commitment to zero pursuant to Clause 14(i);

               (ii) an increase in the amount of any payment to be made to it for its account pursuant to Clause 11.1; or

              (iii) a claim for indemnification pursuant to Clause 11.2 or Clause 13.1,

then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Borrower under any of the Clauses referred to in (i), (ii) or (iii) above such Bank shall promptly upon becoming aware of the same notify the Agent thereof and, in consultation with the Agent and the Borrower and to the extent that it can do so without prejudice to its own position, use reasonable efforts to take such steps as may be reasonably open to it to mitigate the effects of such circumstances including, without limitation, the transfer of its Facility Office or the transfer of its rights and obligations hereunder to another financial institution acceptable to the Borrower and willing to participate in the Facility Provided that such Bank shall be under no obligation to take any such action if, in the reasonable opinion of such Bank, to do so might have any adverse effect upon its business, operations or financial condition.

15.2 If the Borrower determines in good faith that a reasonable basis exists for contesting a tax in respect of which the Borrower has had to pay additional amounts pursuant to Clauses 11.1 or 11.2 or if a Bank or the Agent shall become aware that it is entitled to claim a refund from a third party for the tax in respect of which such additional amount has been paid by the Borrower, such Bank to the extent that it can do so without prejudice to its own position shall, following a request by the Borrower (and at the Borrower's expense for all reasonable expenses incurred by such Bank with prior consultation with the Borrower) co-operate with the Borrower to use its reasonable endeavours to contest such tax or claim such refund. The provisions of this Clause 15.2 shall continue to extend to a transferor Bank after its rights, benefits and/or obligations hereunder have been transferred pursuant to Clause 10.3(ii). Notwithstanding the foregoing provisions of this Clause 15.2, nothing herein contained shall interfere with any Bank's rights to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Bank shall not be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it, nor shall any Bank be obliged to disclose any information relating to its tax affairs or any of its tax computations.

                                    PART 7

               REPRESENTATIONS, COVENANTS AND EVENTS OF DEFAULT

16.      REPRESENTATIONS

16.1     The Borrower represents that:

                (i) it is a limited liability company duly incorporated and validly existing under the laws of England and is a Qualifying Bank;

               (ii) it has the power to enter into and perform, and has taken all corporate and other action required to authorise the entry into and performance of, this Agreement and the transactions contemplated hereby;

              (iii) subject to the qualifications as to matters of law only as provided in the opinion of Allen & Overy referred to in the Third Schedule this Agreement constitutes its legal and valid obligations binding and enforceable in accordance with its terms;

               (iv) all official and other authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations, and other matters required in connection with the entry into, performance and validity of this Agreement and the transactions contemplated hereby have been obtained or effected (as appropriate) and are in full force and effect except to the extent that failure to do so would not, in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect;

                (v) under the laws of England in force at the date of this Agreement, it will not be required to make any deduction or withholding from any payment it may make hereunder Provided that such payment is made to a Qualifying Bank;

               (vi) under the laws of England in force at the date hereof, the claims of the Agent, the Arrangers and the Banks against the Borrower under this Agreement will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application; and

              (vii) in any proceedings taken in England in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.2     The Borrower further represents that:

                (i) it has not taken any corporate action nor (to the best of the Borrower's knowledge and belief) have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which would reasonably be expected to result in a Material Adverse Effect;

               (ii) the Original Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in England and Wales and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group's operations during the financial year then ended;

              (iii) as at the date as of which the Original Consolidated Financial Statements were prepared no member of the Group had any liabilities (contingent or otherwise and save for contingent obligations under undrawn lines of credit or undrawn credit commitments to any persons) which were not disclosed thereby (or by the notes thereto) or reserved against therein save to any other member of the Group nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against;

               (iv) save as permitted by Clause 19.2(i), no encumbrance exists over all or any Eligible Receivables;

                (v) the execution by the Borrower of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige it to create any encumbrance over all or any of its present or future revenues or assets;

               (vi) the execution by the Borrower of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

                          (a) conflict with any agreement, mortgage, bond or other instrument to which it is a party or which is binding upon it or any of its assets;

                          (b) conflict with its constitutive documents and rules and regulations; or

                          (c) conflict with any applicable law, regulation or official or judicial order;

              (vii) it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which individually or together with all such defaults would reasonably be expected to result in a Material Adverse Effect;

             (viii) no action or administrative proceedings of or before any court or agency against the Borrower or any other member of the Group which purport to, affect or pertain to this Agreement or any of the transactions contemplated hereby and which would reasonably be expected to result in a Material Adverse Effect has (to the best of the Borrower's knowledge and belief) been started or threatened;

               (ix) the execution by the Borrower of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes; and

                (x) it is a subsidiary of the Parent and at least seventy-five per cent. (75%) of its issued equity share capital is owned by the Parent.

16.3     The Borrower further represents that:

                (i) no action or administrative proceeding of or before any court or agency which would reasonably be expected to result in a Material Adverse Effect has (to the best of the Borrower's knowledge and belief) been started or threatened; and

               (ii) since publication of the Original Consolidated Financial Statements, there has been no change to the financial condition of the Borrower which has had a Material Adverse Effect.

17.      FINANCIAL INFORMATION

17.1     The Borrower shall:

                (i) as soon as the same are published, but in any event within 180 days after the end of each of its financial years, deliver to the Agent in sufficient copies for the Banks the annual report and accounts of the Borrower (which, for the avoidance of doubt, shall mean the directors' report, the report of the auditors, the consolidated financial statements and the notes thereto) for such financial year;

               (ii) as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, deliver to the Agent in sufficient copies for the Banks the consolidated financial statements of the Borrower for such period;

              (iii) furnish the Agent with copies of the annual and quarterly reports made by MBNA Corporation and copies of the quarterly call reports made by the Parent promptly after the same become available except to the extent such reports are private and not publicly available;

               (iv) provide the Agent, at the same time as it delivers its financial statements pursuant to (i) above:

                          (a)     an up-to-date list of the Material
                                  Subsidiaries; and

                          (b) a certificate showing in reasonable detail a calculation of the Loss Ratio and the Managed Credit Card Receivables for the relevant periods; and

                (v) from time to time on the request of the Agent, furnish the Agent with such information about the business and financial condition of the Group as the Agent may reasonably require provided that it shall be under no obligation to supply any information the supply of which is contrary to any confidential obligation binding on it or the supply of which would constitute a breach of law or regulation.

17.2     The Borrower shall ensure that:

                (i) each set of financial statements delivered by it pursuant to paragraphs (i) and (ii) of Clause 17.1 is certified by a duly authorised officer of the Borrower as giving a true and fair view of the financial condition of the Group as at the end of the period to which those financial statements relate and of the results of its operations during such period; and

               (ii) each set of financial statements delivered by it pursuant to paragraph (i) of Clause 17.1 has been audited by an internationally recognised firm of independent accountants.

17.3 The Borrower shall ensure that each set of financial statements submitted to the Agent by it pursuant to Clause paragraphs (i) and (ii) of Clause 17.1 is prepared using accounting bases, policies, practices and procedures consistent with those applied in the preparation of the Original Consolidated Financial Statements unless, at any time after the date hereof, any change is made to the basis upon which any relevant financial statements are prepared then the Borrower shall notify the Agent of such change and if requested to do so by the Agent the Borrower shall ensure that the auditors for the time being of the Borrower provide:

               (i) a description of such change and the adjustments which would be required to be made to the financial statements so that such financial statements reflect the accounting bases, policies, practices and procedures upon which the Original Consolidated Financial Statements were prepared; and

              (ii) sufficient information, in such detail and format as may be reasonably required by the Agent, to enable the Banks to make an accurate comparison between the financial position indicated by such set of financial statements and the Original Consolidated Financial Statements or, as the case may be, the latest set of financial statements as were previously delivered to the Agent hereunder, and any reference in this Agreement to such financial statements shall be construed as a reference to such financial statements as adjusted to reflect the basis upon which the Original Consolidated Financial Statements were prepared.

17.4 The obligations of the Borrower under this Clause 17 shall remain in full force and effect whilst any amounts are outstanding from the Borrower and/or whilst any Bank has a Commitment under the Facility.

18.      FINANCIAL CONDITION

18.1     The Borrower shall ensure that:

                (i) its minimum risk asset ratio is equal to or exceeds eight per cent., such ratio to be calculated according to the instructions in Form RAR 1 as issued by the Bank of England from time to time;

               (ii) Consolidated Tangible Net Worth shall, on any date, not be less than the sum of (i) pound sterling 50,000,000 plus (ii) forty per cent. (40%) of the Borrower's consolidated net income, if positive, for each financial year that ends on or after 31 December, 1995, plus (iii) if such date is not the last day of a financial year, forty per cent. (40%) of the Borrower's net income, if positive, for the then elapsed portion of the current financial year ending on the last day of the financial half-year which ends on or before such date; and

              (iii) as of the last day of any month prior to the Final Maturity Date, the aggregate amount of Managed Credit Card Receivables that are ninety days or more past due plus (without duplication) the aggregate amount of Managed Credit Card Receivables that are treated by the relevant member of the Group as non-accruing, in each case for the Borrower and its subsidiaries, does not exceed an amount equal to six per cent. of the aggregate amount of Managed Credit Card Receivables as of such day.

18.2     In this Clause 18:

                (i) "CONSOLIDATED TANGIBLE NET WORTH" means, on any date, the amount paid up or credited as paid up on the issued share capital of the Borrower PLUS the consolidated share premium account of the Borrower, PLUS the consolidated reserves of the Group PLUS the consolidated retained earnings of the Group (or LESS the amount outstanding to the debit of the consolidated profit and loss account of the Group) all as shown in the then latest published audited consolidated balance sheet of the Borrower (the "LATEST BALANCE SHEET") (and for the avoidance of doubt there shall be no double counting in respect of the aforesaid) PLUS any liabilities of any member of the Group which qualify as either a Hybrid Capital Instrument or as Term Subordinated Debt which fall within the description of these terms set out in Notice Number: BSD/1994/3 dated May 1994 and issued by the Banking Supervision Division of the Bank of England but adjusted so as to:

                          (a) deduct any amount attributable to goodwill and other intangible assets;

                          (b) deduct (to the extent included) any amounts arising from an upward revaluation (other than a revaluation made or verified by a professional revaluation) of fixed assets made at any time after the date hereof;

                          (c) reflect any variation in the issued share capital of the Borrower and the consolidated capital and reserves of the Group after the date of the latest balance sheet (other than in respect of any variation in the balance standing to the credit or debit of the profit and loss account since that date);

                          (d) exclude any amount attributable to minority interests; and

                          (e) exclude any amount attributable to preferred shares which are redeemable at the option of the holder prior to the Final Maturity Date; and

               (ii) "MANAGED CREDIT CARD RECEIVABLES" means the aggregate of on-balance sheet credit card receivables of the Group and credit card receivables of the Group transferred in a Securitisation, and, in the case of Clauses 18.2(i)(a), (d) and (e), as determined from the audited consolidated financial statements of the Group for the relevant period as adjusted pursuant to the provisions of Clause 17.3.

18.3 All expressions used in the definitions of this Clause 18 which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in England and Wales (as used in the Group's most recent audited annual consolidated financial statements).

18.4 The obligations of the Borrower under this Clause 18 shall remain in full force and effect whilst any amounts are outstanding from the Borrower and/or whilst any Bank has a Commitment under the Facility.

19.      COVENANTS

19.1     The Borrower shall:

                (i) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of England to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity, enforceability or admissibility in evidence in England of this Agreement except to the extent that failure to do so would not, in the aggregate for all such failures, reasonably be expected to have a Material Adverse Effect;

               (ii) ensure that it and each other member of the Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as it maintains on the date hereof;

              (iii) after the delivery of any Notice of Drawdown and before the proposed making of the Advance requested therein, notify the Agent of the occurrence of any event which results in or may reasonably be expected to result in any of the representations contained in Clauses 16.1 and 16.2 being untrue at or before the time of the proposed making of such Advance;

               (iv) promptly, upon becoming aware of the same, inform the Agent of the occurrence of any Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Default has occurred;

                (v) ensure that at all times the claims of the Agent, the Arrangers and the Banks against it under this Agreement rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

               (vi) ensure it is at all times an authorised institution under the Banking Act 1987; and

              (vii) promptly advise the Agent if the Liquidity Facility ceases to be maintained by the Parent for any reason.

19.2 The Borrower shall not and shall ensure that each other member of the Group shall not, without the prior written consent of an Instructing Group:

                (i) create, incur, assume or suffer to exist any encumbrance upon or with respect to or enter into any contractual rights of set-off (other than as a means of collecting or recovering any Eligible Receivables) in relation to any Eligible Receivables or Receivable which would be Eligible Receivables but for a failure to comply with clauses (a) or (c) of the definition of the term "Eligible Receivables", whether now owned or hereafter acquired, provided that the foregoing shall not prohibit:

                          (a) any Securitisation of Eligible Receivables other than the Transferors' Retained Interests;

                          (b) any Securitisation of Transferors' Retained Interests, if such Securitisation qualifies for sale treatment in accordance with accounting principles generally accepted in England and Wales and consistently applied; or

                          (c) any Securitisation of Transferors' Retained Interests which does not qualify for sale treatment in accordance with accounting principles generally accepted in England and Wales and consistently applied, provided that after giving effect to such Securitisation the Coverage Ratio (calculated after taking into account such Securitisation) equals or exceeds one hundred and fifteen per cent.; and

               (ii) sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or assets (including accounts and notes receivable, with or without recourse) or enter into any agreements to do any of the foregoing if to do so would result in a Material Adverse Effect (Provided that the foregoing shall not preclude the sale of investment securities for then current market value) other than Securitisations or repurchase agreements.

19.3 The obligations of the Borrower under this Clause 19 shall remain in full force and effect whilst any amounts are outstanding from the Borrower and/or whilst any Bank has a Commitment under the Facility.

20.      EVENTS OF DEFAULT

20.1     If:

                (i) the Borrower fails to pay any amount of principal due from it hereunder at the time, in the currency and in the manner specified herein unless such failure is remedied within three business days of the due date for payment thereof or, if the Borrower shall on that due date, demonstrate to the Agent that, for any reason beyond the control of the Borrower and not in any way attributable to any act or neglect of the Borrower, the relevant payment cannot be so made, then within five business days of its due date; or

               (ii) the Borrower fails to pay any sum due from it hereunder (other than an amount referred to in Clause 20.1(i) above) in the currency and in the manner specified herein within five business days of the due date; or

              (iii) any representation or statement made by the Borrower in this Agreement or in any Notice of Drawdown or any other notice or other document, certificate or statement delivered by it pursuant to Clauses 17.2(i) or 19.1(iv) is or proves to have been incorrect or misleading in any material respect; or

               (iv) the Borrower fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clause 18.1(ii) or (iii), Clause 19.1(vi) or Clause 19.2; or

                (v) the Borrower fails duly to perform or comply with any other obligation expressed to be assumed by it in this Agreement and such failure is capable of remedy but has not been remedied within thirty days after the Agent has given notice thereof to the Borrower to remedy such failure to the satisfaction of the Agent; or

               (vi) any indebtedness for borrowed money of the Borrower or any other member of the Group in an amount or aggregate amount exceeding pound sterling 5,000,000 (or its equivalent in other currencies) is not paid when due after taking into account any applicable grace periods, or any such indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default or event of default or any creditor or creditors of the Borrower or any other member of the Group become entitled by reason of default or event of default to declare any such indebtedness due and payable prior to its specified maturity; or

              (vii) the Borrower or any Material Subsidiary is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

             (viii) the Borrower or any Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started by any person for its winding-up, dissolution, administration or re-organisation (other than any solvent reconstruction previously approved by the Agent in writing, acting on the instructions of the Instructing Group) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets and either such actions, steps or legal proceedings:

                          (a) result in the relevant order being made against such company or its revenues and assets; or

                          (b) are not stayed, withdrawn, dismissed or discharged, as the case may be, within sixty days of such action, steps or proceedings being commenced; or

               (ix) any execution or distress is levied against or an encumbrancer takes possession of the whole or any part considered by the Agent to be material of, the property, undertaking or assets of the Borrower or of any Material Subsidiary unless, in any such case, the same is being contested in good faith by appropriate means and is removed, discharged or paid out within thirty days; or

                (x) at any time any act, condition or thing required to be done, fulfilled or performed in order (a) to enable the Borrower lawfully to enter into, exercise its rights under and perform the obligations expressed to be assumed by it in this Agreement, (b) to ensure that the obligations expressed to be assumed by the Borrower in this Agreement are legal, valid, binding and enforceable or (c) to make this Agreement admissible in evidence in England is not done, fulfilled or performed; or

               (xi) at any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations hereunder or any of the obligations of the

                          Borrower hereunder are not or cease to be legal, valid and binding; or

              (xii) the Parent revokes or repudiates the Letter of Support or the Letter of Comfort or the Liquidity Facility is no longer made available to the Borrower; or

             (xiii) the Parent ceases to own at least seventy-five per cent. (75%) of the issued equity share capital of the Borrower; or

              (xiv) the Group taken as a whole ceases to be predominantly engaged in the credit and other similar card business, other consumer loan business and businesses which are related thereto or are reasonable extensions thereof, then, and in any such case and at any time thereafter whilst such event is continuing, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower:

         (a) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the Advances to be due and payable on demand of the Agent; and/or

         (b) declare that the Facility shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Bank shall be reduced to zero.

20.2 If, pursuant to Clause 20.1, the Agent declares the Advances to be due and payable on demand of the Agent, then, and at any time thereafter, the Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrower call for repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

20.3 If, pursuant to Clause 20.1(a), the Agent declares the Advances to be due and payable on demand, the Term in respect of any such Advance shall, if the Agent subsequently demands payment before the scheduled Repayment Date in respect of such Advance, be deemed (except for the purposes of Clause 21.4) to be of such length that it ends on the date that such demand is made.

                                     PART 8

                         DEFAULT INTEREST AND INDEMNITY

21.      DEFAULT INTEREST AND INDEMNITY

21.1 If any sum due and payable by the Borrower hereunder is not paid on the due date therefor in accordance with the provisions of Clause 23 or if any sum other than a sum as previously referred to in this Clause 21.1 due and payable by the Borrower under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of the Borrower to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "UNPAID SUM") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause
21) be selected by the Agent having regard to the likely period of default.

21.2     During each such period relating thereto as is mentioned in Clause
21.1 an unpaid sum shall bear interest (before as well as after judgment) at the rate per annum which is the sum from time to time of one per cent., the Margin, the Associated Costs Rate (in the case of unpaid sums denominated in Sterling), in respect thereof at such time (if applicable) and LIBOR on the Quotation Date therefor Provided that:

                (i) if, for any such period, LIBOR cannot be determined, the rate of interest applicable to such unpaid sum shall be the sum from time to time of one per cent., the Margin, the Associated Costs Rate (in the case of unpaid sums denominated in Sterling), in respect thereof at such time (if applicable) and the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to the nearest four decimal places) of the rates notified by each Reference Bank to the Agent before the last day of such period to be those which express as a percentage rate per annum the cost to it of funding from whatever sources it may reasonably select its portion of such unpaid sum for such period; and

               (ii) if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of the Term thereof, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Term and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

21.3 Any interest which shall have accrued under Clause 21.2 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrower at the end of the period by reference to which it is calculated or on such other date or dates as the Agent may specify by written notice to the Borrower.

21.4 If any Bank or the Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance otherwise than on the last day of the Term thereof, the Borrower shall pay to the Agent within three business days of the Agent's demand for account of such Bank an amount equal to the amount (if any) by which (i) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the Term thereof exceeds (ii) the amount of interest which, in the reasonable opinion of the Agent, would have been payable to the Agent or such Bank (as applicable) on the last day of the Term thereof in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of the Term thereof.

21.5 The Borrower undertakes to indemnify within three business days of the Agent's demand:

                (i) each of the Agent, the Arrangers and the Banks against any reasonable cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may sustain or incur as a direct consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement;

               (ii) the Agent against any reasonable cost or loss it may suffer or incur as a result of (i) its entering into, or performing, any foreign exchange contract for the purposes of Clause 23 or (ii) its implementing the provisions of Clause 22.2;

              (iii) each Bank against any reasonable loss it may suffer as a result of its funding its portion of an Advance requested by the Borrower hereunder but not made by reason of the operation of any provision hereof; and

               (iv) each Bank against any loss it may suffer or incur as a result of its funding its portion of an Advance in an Optional Currency which is denominated in a Committed Currency by reason of the provisions of paragraphs (i) or (ii) of Clause 6.2.

21.6 Any unpaid sum shall (for the purposes of this Clause 21, Clause 13.1 and the Fifth Schedule) be treated as an advance and accordingly in this Clause 21 and the Fifth Schedule the term "Advance" includes any unpaid sum and "Term", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 21.1.

                                     PART 9

                                    PAYMENTS

22.      CURRENCY OF ACCOUNT AND PAYMENT

22.1 Sterling is the currency of account and payment for each and every sum at any time due from the Borrower hereunder Provided that:

                (i) each repayment of an Advance or a part thereof shall be made in the currency in which such Advance is denominated at the time of that repayment;

               (ii) each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

              (iii) any amount expressed to be payable in a currency other than Sterling shall be paid in that other currency;

               (iv) each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

                (v) each payment pursuant to Clause 11.2 or Clause 13.1 shall be made in the currency specified by the party claiming thereunder.

22.2 If the Agent at any time determines (after consultation with the Reference Banks and the Banks) that:

         (a) the ECU has ceased to be utilised as the basic accounting unit of the European Community;

         (b) for reasons affecting the market in Ecu generally, Ecu are not freely traded between banks internationally; or

         (c) it is illegal, impossible or impracticable for payments to be made hereunder in Ecu,

then (unless the Ecu or the Euro has been adopted as the currency of all the member states of the European Community) the Agent may, in its discretion but after consultation with the Borrower and the Banks, declare (such declaration to be binding on all the parties hereto) that any payment made or to be made thereafter which, but for this provision would have been payable in Ecu shall be made in a component currency of the Ecu or Sterling (as selected by the Agent after consultation with the Borrower and the Reference Banks and the Banks) (the "SELECTED CURRENCY") and the amount to be so paid shall be calculated on the basis of the equivalent of the Ecu in the Selected Currency determined in accordance with the provisions of the Sixth Schedule.

22.3 If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "FIRST CURRENCY") in which the same is payable hereunder or under such order or judgment into another currency (the "SECOND CURRENCY") for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Borrower, as a separate and independent obligation, shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

23.      PAYMENTS

23.1 On each date on which this Agreement requires an amount to be paid by the Borrower or any of the Banks hereunder, the Borrower or, as the case may be, such Bank shall make the same available to the Agent:

                (i) where such amount is denominated in Sterling, by payment in Sterling and in immediately available, freely transferable, cleared funds via CHAPS 40-50-20 (or such other sort-code, account or bank as the Agent may have specified for this purpose); or

               (ii) where such amount is denominated in a Committed Currency or an Optional Currency, by payment in such Committed Currency or Optional Currency and in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial centre of the country of such Committed Currency or Optional Currency (or, in the case of amounts denominated in Ecu or Euro, in the financial centre reasonably designated by the Agent for this purpose) as the Agent shall have specified for this purpose.

23.2 If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for the Borrower to make any payments hereunder in the manner specified in Clause 23.1, then the Borrower may agree with each or any of the Banks to such reasonable alternative arrangements (which arrangements the Bank may not unreasonably decline) for the payment direct to such Bank of amounts due to such Bank hereunder Provided that, in the absence of any such agreement with any Bank, the Borrower shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement the Borrower and such Bank shall immediately notify the Agent thereof and shall thereafter promptly notify the Agent of all payments made direct to such Bank.

23.3 Save as otherwise provided herein, each payment received by the Agent for the account of another person pursuant to Clause 23.1 shall:

                (i) in the case of a payment received for the account of the Borrower, be made available by the Agent to the Borrower by application:

                          (a) first, in or towards payment the same day (in the currency and funds of receipt) of any amount then due from the Borrower hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

                          (b) secondly, in or towards payment the same day (in the currency and funds of receipt) to such account of the Borrower with such bank in the principal financial centre of the country of the currency of such payment (or, in the case of amounts denominated in Ecus or Euros, in the financial centre reasonably designated by the Agent for this purpose) as the Borrower shall have previously notified to the Agent for this purpose; and

               (ii) in the case of any other payment, be made available by the Agent to the person for whose account such payment was received (in the case of a Bank, for the account of the Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment (or, in the case of amounts denominated in Ecus or Euros, in the financial centre reasonably designated by the Agent for this purpose) as such person shall have previously notified to the Agent.

23.4 All payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

23.5 Where a sum is to be paid hereunder to the Agent for account of another person, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its reasonable satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum was so made available shall on request refund the same to the Agent together with an amount sufficient to indemnify the Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

24.      SET-OFF

Following the occurrence of an Event of Default which is continuing, the Borrower authorises each Bank to apply any credit balance to which the Borrower is entitled on any account of the Borrower with that Bank in satisfaction of any sum due and payable from the Borrower to such Bank hereunder but unpaid; for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application. No Bank shall be obliged to exercise any right given to it by this Clause 24.

25.      REDISTRIBUTION OF PAYMENTS

25.1 If, at any time, the proportion which any Bank (a "RECOVERING BANK") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise) in respect of its portion of any payment (a "RELEVANT PAYMENT") to be made under this Agreement by the Borrower for account of such Recovering Bank and one or more other Banks is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "EXCESS AMOUNT") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof (which shall include a nil receipt), then:

                (i) such Recovering Bank shall pay to the Agent an amount equal to such excess amount;

               (ii) there shall thereupon fall due from the Borrower to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to paragraph (i) above, the amount so due being, for the purposes hereof, treated as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

              (iii) the Agent shall treat the amount received by it from such Recovering Bank pursuant to paragraph (i) above as if such amount had been received by it from the Borrower in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto,

Provided that to the extent that any excess amount is attributable to a payment to a Bank pursuant to Clause 23.3(i)(a) such portion of such excess amount as is so attributable shall not be required to be shared pursuant hereto.

25.2 If any sum (a "RELEVANT SUM") received or recovered by a Recovering Bank in respect of any amount owing to it by the Borrower becomes repayable and is repaid by such Recovering Bank, then:

                (i) each Bank which has received a share of such relevant sum by reason of the implementation of Clause 25.1 shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such relevant sum; and

               (ii) there shall thereupon fall due from the Borrower to each such Bank an amount equal to the amount paid out by it pursuant to paragraph (i) above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank's share of such relevant sum was applied.

25.3 A Bank shall not be obliged to share any amount with any other Bank which it has received or recovered as a result of taking legal proceedings where such other Bank had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

                                    PART 10

                            FEES, COSTS AND EXPENSES

26.      FEES

26.1 The Borrower shall pay to the Agent for account of each Bank a commitment commission calculated at the rate of 0.095 per cent. per annum on the amount of such Bank's Available Commitment from day to day during the period beginning on the Commencement Date (as defined in the Amendment Agreement) and ending on the Final Maturity Date and payable in arrear on the last day of each successive period of three months which ends during such period and on the Final Maturity Date.

26.2 The Borrower shall pay to the Agent for account of each Bank the fees specified in the letter of even date with the Amendment Agreement from the Agent on behalf of the Banks to the Borrower at the times, and in the amounts, specified in such letter.

26.3 The Borrower shall pay to each of the Arrangers for the account of each Arranger the fees specified in the respective letter of 25 October 1995 from each of the Arrangers to the Borrower at the times, and in the amounts, specified in such letters.

26.4 The Borrower shall pay to the Agent for its own account the agency fees specified in the letter of 25 October 1995 from the Agent to the Borrower at the times, and in the amounts, specified in such letter.

26.5 On the Effective Date, the Borrower shall pay to each Continuing Bank a fee of 0.02 per cent. on the amount of its Commitment on such date.

27.      COSTS AND EXPENSES

27.1 The Borrower shall, from time to time on demand of the Agent, reimburse the Agent for all reasonable costs and expenses (including legal fees up to the amount agreed by the Agent with the Borrower) together with any VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated.

27.2 The Borrower shall, from time to time on demand of the Agent, reimburse the Agent, the Arrangers and the Banks for all reasonable costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Agent, the Arrangers and the Banks under this Agreement except to the extent such costs and expenses result from negligence or wilful misconduct of the Agent, the Arrangers or the Banks.

27.3 The Borrower shall pay all United Kingdom stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject and shall, from time to time within three business days of the demand of the Agent, indemnify the Agent, the Arrangers and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

27.4 If the Borrower fails to perform any of its obligations under this Clause 27, each Bank shall, in its Proportion, indemnify each of the Agent and the Arrangers against any loss incurred by any of them as a result of such failure except to the extent that such loss results directly from the Agent's negligence or wilful misconduct and the Borrower shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 27.4.

                                    PART 11

                               AGENCY PROVISIONS

28.      THE AGENT, THE ARRANGERS AND THE BANKS

28.1 Each Arranger and each Bank hereby appoints the Agent to act as its agent in connection herewith and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

28.2     The Agent may:

                (i)       assume that:

                          (a) any representation made by the Borrower in connection herewith is true;

                          (b)     no Default has occurred;

                          (c) the Borrower is not in breach of or default under its obligations hereunder; and

                          (d) any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised,

                          unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto;

               (ii) assume that the Facility Office of each Bank is that identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) until it has received from such Bank a notice designating some other office of such Bank to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

              (iii) engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

               (iv) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

                (v) rely upon any communication or document believed by it to be genuine;

               (vi) save as otherwise provided herein, refrain from exercising any right, power or discretion vested in it as agent hereunder unless and until instructed by an

                          Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

              (vii) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

28.3     The Agent shall:

                (i) promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from the Borrower hereunder;

               (ii) promptly notify each Bank of the occurrence of any Default or any default by the Borrower in the due performance of or compliance with its obligations under this Agreement of which the Agent has express notice from any other party hereto;

              (iii) save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on all of the Arrangers and the Banks; and

               (iv) save as otherwise provided herein, if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

28.4 Notwithstanding anything to the contrary expressed or implied herein, neither the Agent nor any of the Arrangers shall:

                (i)       be bound to enquire as to:

                          (a) whether or not any representation made by the Borrower in connection herewith is true;

                          (b)     the occurrence or otherwise of any Default;

                          (c) the performance by the Borrower of its obligations hereunder; or

                          (d) any breach of or default by the Borrower of or under its obligations hereunder;

               (ii) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

              (iii) be bound to disclose to any other person any information relating to any member of the Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person; or

               (iv) be under any obligations other than those for which express provision is made herein.

28.5 Each Bank shall, in its Proportion, from time to time on demand by the Agent, indemnify the Agent, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder.

28.6 Neither the Agent and the Arrangers nor any of them accepts any responsibility for the accuracy and/or completeness of any information supplied by the Borrower in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any related document and neither the Agent and the Arrangers nor any of them shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement or any related document, save in the case of gross negligence or wilful misconduct.

28.7 Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Agent or any Arranger any claim it might have against any of them in respect of the matters referred to in Clause 28.6.

28.8 The Agent and each of the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any of its related entities.

28.9 The Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than thirty days' prior written notice to that effect to each of the other parties hereto Provided that no such resignation shall be effective until a successor for the Agent is appointed in accordance with the succeeding provisions of this Clause 28 and has accepted such appointment in writing.

28.10 If the Agent gives notice of its resignation pursuant to Clause 28.9, then any reputable and experienced bank or other financial institution may (with the prior consent of the Borrower, such consent not to be unreasonably withheld Provided that it is understood that such consent may be withheld in relation to a bank or financial institution whose primary business is similar to or in direct competition with that of the Group) be appointed as a successor to the Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself.

28.11 If a successor to the Agent is appointed under the provisions of Clause 28.10, then upon such successor's acceptance of such appointment (i) the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 28 and
(ii) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

28.12 It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and, accordingly, each Bank warrants to the Agent and the Arrangers that it has not relied on and will not hereafter rely on the Agent and the Arrangers nor any of them:

                (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter circulated to such Bank by the Agent and the Arrangers or any of them); or

               (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

28.13 In acting as Agent for the Banks, the Agent's agency division shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 28, in the event that the Agent should act for the Borrower in any capacity in relation to any other matter, any information given by the Borrower to the Agent in such other capacity may be treated as confidential by the Agent.

                                    PART 12

                           ASSIGNMENTS AND TRANSFERS

29.      BENEFIT OF AGREEMENT

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

30.      ASSIGNMENTS AND TRANSFERS BY THE BORROWER

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of the Banks.

31.      ASSIGNMENTS AND TRANSFERS BY BANKS

31.1 Any Bank may, at any time, assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 31.3 all or any of its rights, benefits and obligations to a person subject to the prior written consent of the Borrower and the Agent (such consent not to be unreasonably withheld or delayed Provided that it is understood that such consent may be withheld in relation to a bank or financial institution whose primary business is similar to or in direct competition with that of the Group or where the Borrower reasonably considers that the credit-worthiness of the transferee bank is substantially below that of the transferor bank). Unless the Borrower and the Agent agree otherwise, any partial assignment, transfer or novation must be a minimum Commitment amount of pound sterling 5,000,000.

31.2 If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 31.1, then, unless and until the assignee has agreed with the Agent, the Arrangers and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank, the Agent, the Arrangers and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

31.3 If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 31.1, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the
Agent:

                (i) to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, such Bank and the other parties hereto at such time shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights, benefits and obligations being referred to in this Clause 31.3 as "DISCHARGED RIGHTS AND OBLIGATIONS");

               (ii) the Borrower and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and such Bank; and

              (iii) the Agent, the Arrangers, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

31.4 On the date upon which a transfer takes effect pursuant to Clause 31.3, the Transferee in respect of such transfer shall pay to the Agent for its own account a transfer fee of pound sterling 750.

31.5 If, at any time, a Bank assigns or transfers any of its rights, benefits and obligations hereunder or transfers its Facility Office and, at the time of such assignment or transfer there arises an obligation on the part of the Borrower under Clauses 11 and 13 to pay to that Bank or its assignee or transferee any amount in excess of the amount it would have then been obliged to pay but for the assignment or transfer then the Borrower shall not be obliged to pay the amount of such excess.

31.6 For the avoidance of doubt, if any Bank assigns all or any of its rights hereunder in accordance with Clause 31.1 or transfers all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 31.1, the relevant assignee or transferee, by accepting such assignment or entering into such transfer, shall represent to the Borrower that it is a Qualifying Bank, and agrees that it shall notify the Borrower if at any time it is not, or will cease to be, a Qualifying Bank as soon as reasonably practicable upon becoming aware of such event.

32.      DISCLOSURE OF INFORMATION

32.1 Neither the Agent, the Arrangers nor any Bank may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement any information about the Borrower without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and then only on the basis that prior to any such disclosure the recipient of such information agrees to preserve in accordance with Clause 32.2 the confidentiality of any information relating to the Borrower and the Group received by it and the Agent has received a written undertaking addressed to the Borrower and the proposed assignor or transferor to that effect.

32.2 The Agent, the Arrangers and each Bank agree that they will treat as confidential all information provided to it by the Borrower or its agents in relation to the Facility and only use such information or disclose it to others in connection with arrangements arising under this Agreement except that the Agent, the Arrangers or any Bank, as the case may be, may disclose such information:

                (i)       in accordance with Clause 32.1;

               (ii) to the extent to which it is required to do so by law or by order of any court referred to in Clause 39 or at the request of any regulatory body;

              (iii) if necessary or advisable, in connection with any legal proceedings relating to this Agreement Provided that where the Borrower is not a party to such legal proceedings then the Borrower must be given prior notification to such information being disclosed;

               (iv) to their employees, directors, agents, lawyers, accountants and other professional advisors and to such of their officers, directors, employees, agents, independent auditors and representatives of such Agent, Arranger or Bank as need to know such information in connection with such party's administration of its obligations hereunder Provided that such persons referred to in this sub-paragraph
                          (iv) must be informed of the confidential nature of the information and of the restrictions imposed herein; and

                (v) to the extent that such information otherwise becomes public information (otherwise than by disclosure by any of the Agent, the Arrangers or any Bank).

                                    PART 13

                                 MISCELLANEOUS

33.      CALCULATIONS AND EVIDENCE OF DEBT

33.1 Interest and commitment commission shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed in respect of interest or 365 days and the actual number of days elapsed in respect of commitment commission.

33.2 Any repayment of an Advance denominated in a Committed Currency or in an Optional Currency shall reduce the amount of such Advance by the amount of such Committed Currency or Optional Currency respectively repaid and shall reduce the Sterling Amount of such Advance proportionately.

33.3 If on any occasion a Reference Bank or Bank fails to supply the Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Agent Provided that at least two Reference Banks supply a quotation.

33.4 Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

33.5 The Agent shall maintain on its books a control account or accounts in which shall be recorded (i) the amount of any Advance made or arising hereunder and each Bank's share therein, (ii) the amount of all principal, interest and other sums due or to become due from the Borrower to any of the Banks hereunder and each Bank's share therein and (iii) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

33.6 In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clauses
33.4 and 33.5 shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded.

33.7 A certificate of a Bank as to (i) the amount by which a sum payable to it hereunder is to be increased under Clause 11.1 or (ii) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 11.2 or 13.1 shall, in the absence of manifest error, be conclusive for the purposes of this Agreement.

34.      REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Agent, the Arrangers and the Banks or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

35.      AMENDMENTS

35.1 With the prior written consent of an Instructing Group, the Agent and the Borrower may from time to time enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of all or any of the Agent, the Arrangers and the Banks or of the Borrower hereunder, and, at the request of the Borrower with the prior consent of an Instructing Group, the Agent on behalf of the Arrangers and the Banks may execute and deliver to the Borrower a written instrument waiving prospectively or retrospectively, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or any Event of Default and its consequences Provided, however, that:

                (i) no waiver and no amendment, supplement or modification shall, without the prior consent of all the Banks:

                          (a) amend or modify the definitions of Final Maturity Date or Instructing Group;

                          (b) amend, modify or waive any provision of Clauses 18.1, 19.2(i) or 25 or this Clause 35;

                          (c) increase any Bank's Commitment (other than pursuant to Clause 31), the amount of the Facility, change the principal amount of or currency of any Advance or extend the Term of any Advance; or

                          (d) decrease the amount of, change the currency of or extend the date for any payment of interest, fees or any other amount payable to all or any of the Agent, the Arrangers and the Banks; and

               (ii) notwithstanding any other provision hereof, the Agent shall not be obliged to agree to any waiver, amendment, supplement or modification if the same would:

                          (a) amend, modify or waive any provision of this Clause 35; or

                          (b) otherwise amend, modify or waive any of the Agent's rights under this Agreement or subject the Agent to any additional obligations thereunder.

35.2 If the Borrower requests any amendment, supplement, modification or waiver in accordance with Clause 35.1, then the Borrower shall, within five business days of demand of the Agent, reimburse the Agent for all costs and expenses (including legal fees) together with any VAT thereon reasonably incurred by the Agent in the negotiation, preparation and execution of any written instrument contemplated by Clause 35.1.

36.      PARTIAL INVALIDITY

If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

37.      NOTICES

37.1 Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telex, telefax or letter.

37.2 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the Agent specified another address) be made or delivered to that other person at the address, telex or telefax number identified with its signature below (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered, in the case of any communication made by letter, when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to that other person at that address and in the case of any communication made by telex or telefax, when transmission thereof has been completed Provided that where such communication has been transmitted out of office hours at the place of receipt, then delivery shall be deemed to be made on the next business day following such transmission. Any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose).

37.3 In the case of communications sent by telefax, a hard copy of each such communication must be delivered to the recipient's address not later than two business days following the day on which such telefax was sent.

                                    PART 14

                              LAW AND JURISDICTION

38.      LAW

This Agreement shall be governed by, and shall be construed in accordance with, English law.

39.      JURISDICTION

39.1 Each of the parties hereto irrevocably agrees for the benefit of each of the Agent, the Arrangers and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

39.2 The Borrower irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 39.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

39.3     The submission to the jurisdiction of the courts referred to in Clause
39.1 shall not (and shall not be construed so as to) limit the right of the Agent, the Arrangers and the Banks or any of them to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                               THE FIRST SCHEDULE

                                   THE BANKS

BANK                                                                            COMMITMENT (POUND STERLING)
The First National Bank of Chicago                                                               21,000,000
ABN AMRO Bank N.V.                                                                               20,000,000
Deutsche Bank AG London                                                                          20,000,000
Bank Austria AG                                                                                  16,000,000
Commerzbank Aktiengesellschaft, London Branch                                                    16,000,000
Lloyds Bank Plc                                                                                  16,000,000
Morgan Guaranty Trust Company of New York                                                        16,000,000
Cooperative Centrale Raiffeiesen-Boerenleenbank B.A.                                             16,000,000
Westdeutsche Landesbank Girozentrale, London Branch                                              16,000,000
Bank of America National Trust and Savings Association                                           15,000,000
Bayerische Landesbank Girozentrale, London Branch                                                15,000,000
Kredietbank N.V., London Branch                                                                  15,000,000
Union Bank of Switzerland                                                                        15,000,000
Dresdner Bank AG London Branch                                                                   12,000,000
The Royal Bank of Scotland plc                                                                   12,000,000
NationsBank N.A.                                                                                 12,000,000
Barclays Bank PLC                                                                                10,000,000
The Chase Manhattan Bank                                                                         10,000,000
Bankgesellschaft Berlin AG, London Branch                                                        10,000,000
Societe Generale, London Branch                                                                  10,000,000
Allied Irish Banks plc                                                                            7,000,000

                                                                                                -----------
                                                                                                300,000,000

                                                                                                -----------

                              THE SECOND SCHEDULE

                          FORM OF TRANSFER CERTIFICATE

To:      The First National Bank of Chicago


                              TRANSFER CERTIFICATE


relating to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") originally dated 25 October 1995 whereby following an amendment agreement dated 11 October 1996 a pound sterling 300,000,000 multicurrency revolving credit facility was made available to MBNA International Bank Limited as borrower by a group of banks on whose behalf The First National Bank of Chicago acted as agent in connection therewith.

1. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee are defined in the schedule hereto.

2. The Bank (i) confirms that the details in the schedule hereto under the heading "BANK'S COMMITMENT" or "ADVANCE(S)" accurately summarises its Commitment and/or, as the case may be, its participation in, and the Term and Repayment Date of, one or more existing Advances and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion specified in the schedule hereto of, as the case may be, its Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

3. The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 31.3 of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4. The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

5. The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6. The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by the Borrower or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

8. This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law.


                                  THE SCHEDULE

1.       Bank:

2.       Transferee:

3.       Transfer Date:

4.       Commitment:

              Bank's Commitment Portion Transferred



5.       Advance(s):

                Amount of                        Term and
         Bank's Participation     Repayment Date            Portion Transferred





[Transferor Bank]                                    [Transferee Bank]

By:                                                          By:

Date:                                                Date:

                      ADMINISTRATIVE DETAILS OF TRANSFEREE

Address:

Contact Name:

Account for Payments
in Sterling:

Telex:

Telephone:




THE FIRST NATIONAL BANK OF CHICAGO

By:

Date:

                               THE THIRD SCHEDULE

                         CONDITION PRECEDENT DOCUMENTS



1. Confirmation by a duly authorised officer of the Borrower that there have been no changes to the constitutive documents of the Borrower since 25 October 1995.

2. A copy, certified a true copy by a duly authorised officer of the Borrower, of extracts of resolutions of the directors of the Borrower and an extract from resolutions of the Executive Committee of the directors of the Borrower approving the terms and conditions, and the execution and delivery, of the Amendment Agreement and authorising a named person or persons to sign the Amendment Agreement and any documents to be delivered by the Borrower pursuant thereto (or such other evidence of authority as the Agent shall reasonably require).

3. A certificate of a duly authorised officer of the Borrower setting out the names and specimen signatures of the person or persons authorised to sign, on behalf of the Borrower, the Amendment Agreement and any documents to be delivered by the Borrower pursuant thereto.

4. An opinion of Allen & Overy, solicitors to the Agent, in substantially the form distributed to the Banks prior to the execution hereof.

5.       Payment of the fees referred to in Clause 26 to the extent then due.

6. Confirmation by a duly authorised officer of the Parent that the Letter of Comfort remains applicable to this Agreement.

7. A certificate of a duly authorised officer of the Borrower confirming the maintenance of the Liquidity Facility by the Parent.

                              THE FOURTH SCHEDULE

                               NOTICE OF DRAWDOWN


From:    MBNA International Bank Limited

To:      The First National Bank of Chicago

Dated:

Dear Sirs,

1. We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") originally dated 25 October 1995 and made between MBNA International Bank Limited as borrower, The First National Bank of Chicago as lead arranger, Bank of America International Limited and Deutsche Bank AG London as co-arrangers, The First National Bank of Chicago as agent and the financial institutions named therein as banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish an Advance to be made to us as follows:

              (i)         Currency and Amount:

             (ii)         Drawdown Date:

            (iii)         Term:

[3.      If it is not possible, pursuant to Clause 6.2 of the Facility
Agreement, for the Advance to be made in the currency specified, we would wish the Advance to be denominated in [specify Committed Currency].]

[3./4.] We confirm that, at the date hereof, the representations set out in Clauses 16.1 and 16.2 of the Facility Agreement are true and no Default has occurred.

[4./5.] The proceeds of this drawdown should be credited to [insert account details].

[5./6.] We confirm that the date of this Notice of Drawdown *[is a Coverage Date and the Coverage Ratio equals or exceeds 115%, details of which computation are attached hereto]/[is not a Coverage Date].

                                Yours faithfully

                         .............................
                              for and on behalf of

--------------------------------------------------------------------------------

* Delete as appropriate

                        MBNA INTERNATIONAL BANK LIMITED

                               THE FIFTH SCHEDULE

                             ASSOCIATED COSTS RATE

1. For the purposes of this Agreement, the cost of compliance with existing requirements of the Bank of England in respect of Advances denominated in Sterling will be calculated by the Agent in relation to each Advance by reference to the circumstances existing on the first day of the Term in respect of such Advance and, if such Term exceeds three months, at three calendar monthly intervals from the first day of such Term during its duration in accordance with the following formula:

                  AB + C(B - E) + D(B - F)         per cent. per annum
                  ------------------------
                        100 - (A + D)

Where:

         A is the percentage of eligible liabilities which the Agent is from time to time required to maintain as an interest free cash deposit with the Bank of England to comply with cash ratio requirements.

         B is the percentage rate per annum at which Sterling deposits are offered by the Agent, in accordance with its normal practice, for a period equal to (i) the Term (or, as the case may be, remainder of such Term) in respect of the relevant Advance or (ii) three months, whichever is the shorter, to a leading bank in the London Interbank Market at or about 11.00 a.m. in a sum approximately equal to the amount of such Advance.

         C is the percentage of eligible liabilities which the Agent is from time to time required by the Bank of England to maintain as secured money with members of the London Discount Market Association ("LDMA") and/or as secured call money with money brokers and gilt edged market makers.

         D is the percentage of eligible liabilities which the Agent is required from time to time to maintain as interest bearing special deposits with the Bank of England.

         E is the percentage rate per annum at which members of the LDMA are offered Sterling deposits in a sum approximately equal to the amount of the relevant Advance as a callable fixture from the Agent for such period as determined in accordance with B above at or about 11.00 a.m.

         F is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing special deposits.

2. For the purposes of this Schedule "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" shall bear the meanings ascribed to them from time to time by the Bank of England.

3. The percentages used in A, C and D above shall be those required to be maintained on the first day of the relevant period as determined in accordance with B above.

4. In application of the above formula, A, B, C, D, E and F will be included in the formula as figures and not as percentages e.g. if A is 0.5 per cent. and B is 12 per cent., AB will be calculated as 0.5 x 12 and not as 0.5 per cent. x 12 per cent.

5. Calculations will be made on the basis of a 365 day year (or, if market practice differs, in accordance with market practice).

6. A negative result obtained by subtracting E from B or F from B shall be taken as zero.

7. Additional amounts calculated in accordance with this Schedule are payable on the last day of the Term to which they relate.

8. The determination of the Associated Costs Rate in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

9. The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all the parties hereto any amendments or variations which are required to be made to the formula set out above in order to comply with any requirements from time to time imposed by the Bank of England in relation to Advances denominated in Sterling (including without limitation, any requirements relating to Sterling primary liquidity) and, any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

                               THE SIXTH SCHEDULE


                                      ECU


1. Pursuant to Council Regulation (EC) No. 3320/94 of 22 December, 1994 the ECU is at the date of the Amendment Agreement valued on the basis of specified amounts of the currencies of the member states of the European Community as shown below:

                              0.6242              German Mark
                              0.08784             Pound Sterling
                              1.332               French Francs
                            151.8                 Italian Lire
                              0.2198              Dutch Guilder
                              3.301               Belgian Francs
                              0.130               Luxembourg Franc
                              0.1976              Danish Krone
                              1.44                Greek Drachma
                              0.008552            Irish Pound
                              6.885               Spanish Peseta
                              1.393               Portuguese Escudo

Article 109g of the Treaty provides as follows:

         The currency composition of the ECU basket shall not be changed. From the start of the third stage, the value of the ECU shall be irrevocably fixed in accordance with Article 109l(4).

However, if the composition of the ECU is at any time changed, then references in this Agreement to an Ecu or an ECU shall be construed as references to an Ecu or, as the case may be, an ECU as so changed.

2. If the Agent makes a declaration pursuant to Clause 22.2 then the equivalent of the Ecu in each of the component currencies as of any day (the "DAY OF VALUATION") shall be determined by the Agent as follows:

         The components of the Ecu for this purpose (the "COMPONENTS") shall be the currency amounts that were components of the ECU when the ECU was most recently used in the European Community*.

         The equivalent of the Ecu in the Selected Currency shall be determined by calculating the sum of the Sterling equivalents of the Components (the "STERLING SUM"), and, where the Selected Currency is not Sterling, by then calculating the equivalent amount in the Selected Currency of the Sterling Sum using the same rate or rates as that or those used for determining the Sterling equivalent of the relevant Component as set forth below.

         Unless otherwise specified by the Agent, the Sterling equivalent of each of the Components shall be the arithmetic mean determined by the Agent on the basis of the middle spot delivery quotations prevailing at 11.00 a.m. (London time) in the London Foreign Exchange Market on the Day of Valuation, as obtained by the Agent from the Reference Banks.**

         Unless otherwise specified by the Agent, in the event that there is more than one market for dealing in any component currency by reason of foreign exchange regulations or for any other reason, the market to be referred to in respect of such currency shall be that upon which a non-resident issuer of securities denominated in such currency would purchase such currency in order to make payments in respect of such securities.

         * In the event that the official unit of any component currency of the Ecu is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. In the event that two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. In the event that any component currency should be divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies each of which shall be equal in the amount of the former component currency divided by the number of currencies into which that currency was divided.

         ** In the event no such direct quotations are available for a component currency on a Day of Valuation from any of the Reference Banks because foreign exchange markets are closed in the country of issue of that currency or for any other reason, the most recent direct quotations of the Reference Banks for that currency obtained by the Agent shall be used in computing the equivalent of the Ecu on such Day of Valuation, provided, however, that such most recent quotations may be used only if they were prevailing not more than two business days in the country of issue before such Day of Valuation. Beyond such period of two business days, the Agent shall determine the Sterling equivalent of such Component on the basis of cross rates derived from middle spot delivery quotations for such component currency and for Sterling prevailing at 11.00 a.m. (London time) on such Day of Valuation, as obtained by the Agent from two or more major banks, as selected by the Agent. Within such period of two business days, the Agent shall determine the Sterling equivalent of such Component on the basis of such cross rates if the Agent judges that the equivalent so calculated is more representative than the Sterling equivalent calculated on the basis of such most recent direct quotations.

3. All determinations made by the Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding upon the Borrower.]